EXHIBIT 10.33

EXCLUSIVE SUPPLY AGREEMENT

            This Exclusive Supply Agreement (this "Agreement") is entered and made effective as of September 16, 1997 (the "Effective Date") by and between Alchemy Engineering, LLC, a California limited liability company d/b/a SiTech, LLC, with its principal executive offices located at 6125 West Campus Circle Drive, Irving, Texas 75038 ("SiTech"), and Mentor Corporation, a Minnesota corporation with its principal executive offices located at 5425 Hollister Avenue, Santa Barbara, California ("Mentor").

            WHEREAS, SiTech intends to manufacture certain Material (as defined in Section 1.6 below) which are used by Mentor in its manufacturing business;

            WHEREAS, SiTech desires to supply the Materials manufactured by SiTech exclusively to mentor on the terms and conditions set forth in this Agreement;

            WHEREAS, Mentor desires to purchase from SiTech substantially all the materials manufactured by SiTech on the terms and conditions set forth in this Agreement; and

            WHEREAS, concurrent herewith Mentor and SiTech will enter into that certain Option and Stock Purchase Agreement (the "Option Agreement") whereby Mentor will be granted an option to purchase all the capital stock of SiTech from the SiTech shareholders;

            NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, SiTech and mentor mutually agree as follows:

1.                DEFINITIONS

1.1                 "Affiliate" shall mean (a) any company owned or controlled to the extent of at least fifty percent (50%) of its issued and outstanding voting stock by a party to this Agreement and any other company so owned or controlled (directly or indirectly) by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of fifty percent (50%) or more of voting power) or otherwise having power to control its general activities), a party to this Agreement, but in each case only for so long as such ownership or control shall continue.

1.2                 "Delivery Date" shall mean a date for which delivery of the Material to Mentor is properly requested by Mentor in a written purchase order.

1.3                 "FDA" means the United States Food and Drug Administration.

1.4                 "First Sale" shall mean the first sale of the Material by SiTech to Mentor.

1.5                 "Initial Term" shall have the meaning set forth in Section 5.1 hereof.

1.6                 "Materials" shall mean all materials manufactured by SiTech as set forth inExhibit A attached hereto and by this reference incorporated herein.

1.7                 "Mentor" as used in this Agreement shall include Mentor and/or each of its wholly-owned Affiliates.

2.                SALE AND PURCHASE OF MATERIALS

2.1                 Supply of Material.

(a)                 SiTech hereby agrees to manufacture for, and deliver exclusively to Mentor, and Mentor agrees to purchase from SiTech, such quantities of the Materials to meet Mentor requirements based upon such written purchase orders and forecasts provided Pursuant to Section 2.3 hereof.  In the event that Mentor's requirements differ significantly (by more than 10%) from the forecasts, Mentor will promptly notify SiTech of the fact and of the amount of such variance, and SiTech shall use its best efforts to accommodate any variance upon receiving notice thereof from Mentor.  The parties hereto acknowledge and agree that SiTech may manufacture or sell other products to any third party upon the prior written consent of Mentor, which consent may be withheld by Mentor at Mentor's sole and absolute discretion.

(b)                 Mentor shall be provided with a list of raw materials and finished goods inventory on a quarterly basis.  Such list shall reflect the status of SiTech's inventory at the end of each calendar quarter sufficient to assure that Mentor shall have a three (3) month supply of the materials to be purchased by Mentor pursuant to the terms of this Agreement (the "Minimum Inventory Level").  Mentor shall have the right, but not the obligation, to conduct an annual audit of SiTech, at Mentor's expense, to satisfy itself that such Minimum Inventory Level is being met.  In the event that Mentor's audit or any SiTech Quarterly report shall reveal that SiTech has not maintained the Minimum Inventory Level for each necessary raw material, Mentor may, at its sole option, purchase a three (3) month supply of any such raw material and store such raw material at SiTech's facility.  SiTech shall reimburse Mentor for Mentor's actual cost for such raw materials upon SiTech's use of the raw material purchased by Mentor.

2.2                 Specifications; Regulatory Compliance; Manufacturing; Master Device File.

(a)                 SiTech shall manufacture the Materials in accordance with the specifications set forth in Exhibit A attached hereto; provided, however, that in the case of a discrepancy, SiTech shall be required to meet such specification sonly to the extent met by Mentor's prior vendor.  SiTech's Manufacturing operations shall be in conformance with ISO-9002 and shall follow current good manufacturing practices as promulgated or modified by the FDA from time to time ("GMPs"), and all other applicable federal, state, and local regulatory authorities as requested by Mentor.  SiTech shall not deviate in any way whatsoever therefrom without the prior written consent of a duly authorized representative of Mentor.  Mentor shall have the right and SiTech shall allow Mentor access, from time to time, and upon reasonable notice and during business hours, to inspect or audit SiTech's manufacturing and storage facility, tools, and equipment as well as SiTech's quality assurance systems, testing operations, compliance procedures, and records relating to the Material, to ensure compliance by SiTech with applicable regulatory requirements, including without limitation applicable GMP regulations.  Any audits shall be scheduled at normal business hours upon at least fifteen (15) days prior written notice to SiTech.

(b)                 In the event Mentor determines that SiTech is not in compliance with applicable regulatory requirements, including without limitation applicable GMP regulations, Mentor shall promptly deliver to SiTech written notice of such non-compliance ("Non-compliance Notice").  SiTech shall create and deliver to Mentor an action plan to address any such non-compliance (the "Action Plan") within fifteen 915) days of this receipt of the Non-compliance notice.  The Action Plan shall be mutually agreeable to Mentor and SiTech, including the time period and the action(s) necessary to correct any non-compliance by SiTech.  In no event shall the time period set forth in the Action Plan to correct any current non-compliance exceed twelve (12) months from the date of SiTech's receipt of the Non-compliance Notice.  In the event SiTech fails to cure any such non-compliance within the time period set forth in the Action Plan, Mentor shall have the right, but not the obligation, to terminate this Agreement pursuant to Section 5.2(e) below with respect to the Materials affected or to elect to have some or all of the affected Materials supplied by a third party supplier pursuant to Section 4 below.

(c)                 For any changes to the specifications set forth in Exhibit A requested by Mentor which are not required to comply with applicable regulatory requirements, including without limitation, applicable GMP regulations.  Mentor shall deliver to SiTech written notice of such desired changes, and SiTech shall use its best efforts to implement, at Mentor's reasonable expense, such changes requested by Mentor.  The parties hereto agree to work together in good faith to implement any such changes to the specifications.

(d)                 SiTech shall establish, file with the FDA and maintain in accordance with the requirements of the FDA, a Master Device File ("Master Device File") with respect to the Materials.  Upon Mentor's request SiTech shall:

(i)                  Provide Mentor with a table of contents of the Master Device File and any other summary information that is not of a proprietary nature;

(ii)                Authorize the FDA to access on behalf of Mentor any Master Device File of SiTech pertaining to the Materials;

(iii)               Provide Mentor with information not of a proprietary nature relative to the interpretation or application of data contained in the Master Device File in order to support (a) any filing or application then pending before the FDA or any other United States or foreign government agency, or (b) any proceedings then being conducted by or before the FDA or any other United States or foreign government agency, or (c) any pending or threatened litigation or other proceeding involving Materials to which Mentor is or may become a party;

(iv)              Certify to or on behalf of Mentor that any Materials hereunder meet the specifications contained in the Master Device File and are manufactured in compliance with applicable governmental statutes, regulations, and guidelines; and

(v)                Notify Mentor of the nature and extent of any deficiency alleged by the FDA to exist in the Master Device File and, any actions, if any, that SiTech proposes to take to remedy such deficiency.

2.3                 Purchase Orders; Forecasts.  With respect to the Materials, Mentor shall deliver to SiTech at least one (1) full calendar quarter prior to the month in which the First Sale (the "Initial Month") is projected to occur, (i) Mentor's rolling non-binding forecast for the twelve (12) month period commencing with the first calendar day of the Initial Month, and (ii) with respect to Mentor's first purchase order of Materials, a written purchase order and Delivery Dates for the initial sixty (60) day period commencing with the Initial Month.  Thereafter, commencing with the Initial Month, Mentor shall deliver to SiTech on a monthly basis, or at intervals Mentor and SiTech may otherwise mutually agree upon, but in no event longer than ninety (90) days, a binding forecast update of its quantity requirements for such Materials for the ensuing sixty day period.  Each written purchase order shall specify the Delivery Date and shall include a reference to this Agreement.  SiTech shall acknowledge in writing within three (3) business days after receipt of any written purchase orders submitted by Mentor (i) its receipt of such purchase order and (ii) its ability to inability to fulfill such sixty (60) day forecasts.  The terms and conditions of this Agreement will control over any terms contained in any Mentor written purchase order, written acceptance or acknowledgement by SiTech, invoice or any other document that is not clearly an amendment to this Agreement signed by both parties.

2.4                 Labeling and Packaging.  SiTech shall label the Materials in accordance with the labeling specifications set for in this Section 2.4.  Unless Mentor otherwise requests, all Materials ordered by mentor shall be packed for domestic shipment and storage in accordance with SiTech's standard commercial practices.  SiTech will mark all containers with necessary handling and shipping information, including but not limited to any special handling that may be required, and will provide an itemized packing list with each shipment which shall include (i) the purchase order number(s) prominently marked, (ii) the quantity of the Material shipped, (iii) the date of shipment, (iv) supplier parts number, (v) suppliers parts description (vi) supplier lot number, (vii) net weight and (viii) expiration date.  Mentor shall notify SiTech of any special packaging requirements, which she be at Mentor's expense.

2.5                 Delivery.  All Materials delivered to mentor shall be F.O.B. SiTech's facilities set forth in each written purchase order.  SiTech shall use its best efforts and the latest and most efficient delivery systems to deliver the Materials no sooner than three (3) days prior to the applicable Delivery Dates and no later than the applicable Delivery Date.  SiTech shall use its best efforts to assist Mentor in arranging any desired insurance (in amounts that Mentor shall determine) and transportation, via air freight unless otherwise specified in writing, to any destination specified in writing from time to time by Mentor.  All customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery, shall be at Mentor's expense.

2.6                 Certificate Regarding Specifications and Regulatory Compliance: Invoice.

(a)                 All materials delivered to Mentor shall be accompanied by a certificate, signed by the President or the most senior Quality Assurance Manager of SiTech at such time indicating that the Materials being delivered (i) have been tested by SiTech, (ii) meet the specifications set forth in Exhibit A attached hereto and are in compliance with all applicable regulatory requirements, including without limitation, GMPs pursuant to Section 2.2 above, and (iii) are free from any manufacturing defects.

(b)                 An invoice for the amount due for the Materials shall be sent separately by SiTech to Mentor's accounts payable department.

2.7                 Rejection and Inspection of Material.

(a)                 Every tender of Materials must materially comply with the Material specifications set forth in Exhibit A hereto.  Mentor may reject any portion of any shipment of the Materials which is not conforming with the specifications contained in Exhibit A.  In order to reject a shipment, Mentor must (i) give notice to SiTech of Mentor's intent to reject the shipment within fourteen (14) days of receipt together with a written indication of the reasons for such possible rejection.  After notice if intention to reject is given, Mentor and SiTech shall both examine the Materials in question using mutually agreeable test methods as set forth on Exhibit B to determine the extent and existence, if any, of any nonconformity has been made, the deadline for payment  for the Materials, as set forth in Section 3 below, shall be suspended.  If the Materials are determined to be nonconforming, Sitech shall, at its own cost and expense, promptly undertake to replace such nonconforming Materials and deliver conforming Materials to Mentor.  If no such notice of intent to reject is timely received, Mentor shall be deemed to have accepted such delivery of Material.

(b)                 Notwithstanding Section 2.7(a) above, in the case of Materials having latent defects which upon diligent examination by Mentor upon receipt could not have been discovered, or the physical characteristics of Materials have changed so such Material is not conforming with the specifications contained in Exhibit A attached hereto, mentor shall give notice of Mentor's intent to return such Materials within thirty (30) days after discovery of such defects or change in physical characteristics, provided that such notice may in no event be given later than the warranty period set forth in Section 6.10 below, except as otherwise provided in Section 2.7(c) below.  Upon receipt of such notice, SiTech shall use its reasonable efforts to provide replacement Materials to Mentor at SiTech's own expense.

(c)                 Notwithstanding Sections 2.7(a) and 2.7(b) above, Mentor may return to SiTech at any time any Materials with physical characteristics that have changed so that such materials is not conforming with the specifications contained in Exhibit A attached hereto to be reconditioned and returned to Mentor, provided that SiTech may charge Mentor an amount not greater than fifty percent (50%) of the original price paid by Mentor for such reconditioned Material if (i) such Material's "shelf life" has expired and (ii) the warranty period set for in Section 6.10 has expired.  If such reconditioned Material's shelf life and the warranty period set forth in the Section 6.10 have not expired, Sitech shall provide Mentor with such reconditioned Material at SiTech's own cost.

(d)                 Except as otherwise agreed to by Mentor, SiTech shall not change in any way the specifications of the Material, or any process, material, equipment or facility use in the production of the Material without the prior written approval of Mentor's Quality Assurance Manager at such time.

2.8                 Conditions Precedent.  Mentor's obligation to purchase the Materials exclusively from SiTech and SiTech's obligation to manufacture and sell the Materials exclusively to Mentor is (a) conditioned upon the execution of the Option Agreement by SiTech, its Members (as defined therein) and Mentor an (b) severable as to each Material and shall commence upon completion satisfactory to Mentor of the inspection, acceptance and validation of each Material.  However, in no event shall Mentor's obligation to purchase each Material be suspended by operation of the Section 2.8 for more than ninety (90) days after the filing by SiTech of a Master Device File for that Material with FDA.

3.                PRICE AND PAYMENTS

3.1                 Price.  The price for the Materials hall be set for in Exhibit C attached hereto and by this reference incorporated herein (collectively, the "Purchase Price"), and such Purchase Price shall remain firm for the term of this Agreement, except as otherwise provided in Section 3.2 below.

3.2                 Price Increase.  Mentor and SiTech will reexamine the Purchase Price annually on each anniversary of the Effective Date and shall mutually determine whether an increase or decrease of the Purchase Price is necessary to reflect any change in the market price or in the cost of raw materials used to produce such Materials.  There shall be no change in the Purchase Price if Mentor and SiTech are unable to agree upon any such change within thirty (30) days of the anniversary of the Effective Date.

3.3                 Method of Payment.  All payments are hereunder to SitTech shall be due to SiTech in United States dollars on the later of (i) thirty (30) days following the date of the applicable invoice and (ii) the receipt of the applicable invoice in proper form (which form shall include (A) Mentor's purchase order number, (B) the customer part number an (C) the same price for the materials set forth in corresponding purchase order); provided, however that in the event Mentor rejects any Materials pursuant to Section 2.7 above, payment for such rejected Materials shall be suspended in accordance with the terms set forth in Section 2.7 above until Mentor and SiTech are able to determine the extent and existence, if any, of any nonconformity of the Materials in question.

3.4                 Past Due Amount.  Any amount due hereunder shall, if remaining past due for thirty (30) days (sixty (60) days after Mentor's receipt of invoice), shall accrue interest hereon at the rate of 1-1/2 % per month for each month or portion thereof that the amount remains due.  In the event that any invoice remains past due for more than ninety (90) days, SiTech may, at its option, require any further shipments of Materials to mentor to be sent C.O.D. until otherwise agreed by SiTech.

4.                PARTIAL TERMINATION AND PENDING DISPUTES.  If SiTech (i) fails to timely deliver ninety percent (90%) of the amount of any Materials ordered by Mentor as required hereunder for nay reason excluding force majeure, as measure over any period of sixty (60) or more consecutive days, or (ii) the Materials delivered by SiTech do not conform to the specifications for such Materials set forth in Exhibit A or are not manufactured in the conformance with applicable regulatory requirements, including without limitation applicable GMP regulations, then Mentor may upon twenty (20) days' prior written notice to SiTech (as long as SiTech has not cured such default within such time) elect to have such affected Materials (the "Affected Materials") supplied by a third party supplier, selected by Mentor in its sole discretion, for the next ninety (90) days (the "Third Party Period").  Upon the expiration of the Third Party Period and upon the satisfactory completion of an audit and inspection of SiTech pursuant to Section 2.2 above, SiTech shall recommence supplying the Affected Materials to Mentor; provided, however, that if after the expiration of the Third Party Period, the audit and inspection of SiTech is not satisfactory to Mentor, Mentor shall, at its sole discretion, (i) continue to have Affected Materials supplied by a third party supplier and terminate this Agreement with respect to the Affected Materials or (ii) continue to have the Affected Materials supplied by a third party supplier for indefinite consecutive periods of ninety (90) days until a satisfactory completion of an audit and inspection of SiTech pursuant to Section 2.2 above.

5.                TERMINATION, RIGHTS, AND OBLIGATIONS UPON TERMINATION

5.1                 Term.  Unless terminated for any particular Material pursuant to Section 4 above or by either party pursuant to the other provisions of this Section 5, this Agreement shall continue in effect until seven (7) years from the date first set forth above (the "Initial Term").  After the Initial Term and in the event the Option Agreement is renewed, this Agreement shall automatically renew for additional one (1) year terms to coincide with any renewal term of the Option Agreement unless written notice terminating this Agreement without cause is given by Mentor not less than six (6) months prior to the expiration of the Initial Term or any renewal term.

5.2                 Termination for cause.  This Agreement may be terminated in its entirety by either party upon the occurrence of an "Event of Default" (as defined below) by delivering to the defaulting party at least thirty (30) days prior to the effective date of the written notice of termination (the "Notice of Termination") describing the Event of Default.  For the purposes of Section 5.2, an Event of Default is any of the following events:

(a)                 Failure by Mentor to make any payment when due and the failure of Mentor to pay such delinquent amount plus any other non-delinquent amounts due and payable at such time within thirty (30) days of Mentor's receipt of the Notice of Termination;

(b)                 Filing by either party hereto for bankruptcy , receivership, assignment for the benefit of creditors of all or a substantial portion of the assets of such party or other admission by such party of its inability to pay its debts as they mature;

(c)                 The filing of an involuntary petition for bankruptcy, reorganization, receivership or similar proceeding against either party hereto which proceeding is not dismissed within sixty (60) days;

(d)                 If either party hereto  breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days of written notice describing the breach; or

(e)                 If SiTech is at any time not in compliance with any of the applicable regulatory requirements, including but not limited to GMPs, and it fails to deliver an Action Place to Mentor pursuant to Section 2.2(b) above, or it fails to otherwise cure the non-compliance pursuant to the Action Plan delivered to mentor pursuant to Section 2.2(b) above.

5.3                 Other Termination Event.  This Agreement may be terminated in its entirety by Mentor upon the exercise by mentor of its option to purchase all of the assets of SiTech and the closing of the purchase of such assets by Mentor pursuant to the terms of the Option Agreement.

5.4                 No Liability for Termination.  Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to other) arising from or incident to any termination of the Agreement by such party which complies with the terms of this Agreement, whether or not such party is aware of any such damage, loss or expenses.

5.5                 Effect of Termination.  The following provisions shall survive the termination of this Agreement: Sections 3, 5.4, 5.5., 6.5, 6.6, 6.7, 6.8, 6.10, 7 and 8.  Remedies for all breaches hereunder will also survive.  Upon termination of his Agreement, SiTech shall continue to fulfill, subject to the terms of Section 3, all firm orders accepted by it prior to the effective date of termination, and Mentor shall be obligated to pay for all Materials ordered or delivered prior to the date of termination, subject to the terms of Section 3 of this Agreement.  Notwithstanding anything in this Section 5.5 to the contrary, in the case of termination under Section 5.2, the terminating party may elect whether obligations under firm orders will remain in effect.

5.6                 Return of Property.  Upon expiration or termination of this Agreement, each party shall return to the other party any information, confidential materials, technical materials, samples, correspondence, specifications and other documents or materials belonging to the other party, together with any copies thereof (the "Properties"); provided, however, that each party shall have the right to retain such Properties to perform its obligations remaining hereunder after the expiration or termination of the Agreement.

6.                REPRESENTATIONS, WARRANTIES, COVENANTS, AND INDEMNIFICATION

6.1                 No Rights Created.  Mentor and SiTech hereby agree that nothing in this Agreement shall give either party any right, title or interest in any information, or any copyrights, trademarks, patents or trade secrets of the other party or used by the other party under license from a third party.

6.2                 Rights, Power, Authority and Binding Obligation.  Each party hereby represents and warrants to the other party that it has full right, power and authority to enter into this Agreement and that this Agreement constitutes a valid and binding obligation on such party.

6.3                 Compliance with Law.  SiTech represents and warrants that it is in compliance with all applicable laws and regulations (including but not limited to environmental laws and regulations) and other orders in connection with entering into this Agreement, manufacturing the Materials and delivering the Materials.  SiTech will be solely responsible for the proper disposal of any materials or waste resulting from the manufacturing of the Materials.  Under no circumstances shall Mentor be liable for direct, incidental or consequential damages result from the use, handling, storage or disposal of materials, waste or any other chemicals, raw materials or inputs by any affiliate, employee, agent or contractor of SiTech.

6.4                 SiTech Facilities.  SiTech represents and warrants that the facility used to manufacture the Materials or the location where the Materials are produced is in compliance with ISO 9002 and follows applicable GMP regulations.

6.5                 No Infringement.  SiTech represents and warrants that (i) the materials are free from rights or claims of any other person and Mentor's purchase and resale (or holding in inventory) of the Materials does not infringe upon or violate any United States or foreign intellectual or industrial property right or other right of any third party and (ii) there are no patents issued by any country, or any other prior art, that invalidate or would invalidate any of the patents covering the Materials, if any, to SiTech's knowledge.

6.6                 Confidential Information.

(a)                 From time to time during the term hereof, the parties may require from each other certain secret confidential information, including knowledge, information, data, know-how, concepts, ideas, methods, processes, formulae, trade secrets, procedures, techniques and improvements and all other compilation of information (whether or not reduced in writing or in electronic format or whether or not patentable or copyrightable) which re or may in any way be related to the Materials or to the respective businesses of the parties ("Proprietary Information").  The parties shall keep strictly secret and confidential and shall not, either during or after termination of the Agreement, without the other party's written consent disclose to any third parties or use at any time after termination of this Agreement any Proprietary Information of the other party, excepting that either party may disclose such Proprietary Information to its employees for whom such information is necessary for performance of their duties.  The parties shall use their best efforts to compel any parties to whom they provide Proprietary Information to keep such information confidential in accordance with this Section 6.6(a).  The parties agree not to use the Proprietary Information of the other party commercially or for any other purpose other than for the purpose contemplated by this Agreement.

(b)                 The obligations undertaken by he parties pursuant to Section 6.6(a) above shall not apply to:

(i)                  Such information that is generally known to the public at the time of disclosure to the other party (the "Recipient Party") or subsequently becomes generally known to the public through no breach of Section 6.6(a) above by the non-disclosing party;

(ii)                Such information that was in the Recipient Party's possession prior to disclosure hereunder;

(iii)               Such information that was obtained by the Recipient Party in good faith from a third party lawfully possessing and having a right to disclose same;

(iv)              Such information that the Recipient Party is required by court order to disclose, provided that any Recipient Party receiving any subpoena, or governmental, judicial or administrative request for any Proprietary Information of the other party shall notify the other party of the request immediately, and shall not disclose such information absent the other party's consent or a court order requiring such disclosure; or

(v)                Such information that the Recipient Party affirmatively demonstrates to the other party's reasonable satisfaction, prior to any use or disclosure, that the Propriety  Information was independently developed by the Recipient Party without the aid, application, reference or use in any way of information received from the other party.

(c)                 Within thirty (30) days following the termination or expiration of this Agreement or the request of a party hereto, each party shall return all Proprietary Information belonging to the other party and copies hereof, and any other records containing such Proprietary Information to the other party, except that each party may retain copies of such Proprietary Information to the extent necessary to meet its continuing obligations to supply Material under this Agreement.

(d)                 Mentor and SiTech acknowledge that any breach or violation of the confidentiality provision in Section 6.6(a) above will result in irreparable and continuing damage to the non-breaching party for which there may be no adequate remedy at law, and Mentor and SiTech agree that in the event of any such breach or violation by either party, the non-breaching party shall be entitled to both damages and/or injunctive relief.

6.7                 Duty to Keep Books and Records.  SiTech hereby covenants and agrees to keep and maintain at all times an accurate account of all operations within the scope of this Agreement for a period of at least seven (7) years after the expiration or termination of this Agreement, including without limitation, all of its books and records of Material sales, device master records, device history records, and master access files.

6.8                 Intellectual Property.  All discoveries, improvements, inventions, and trade secrets developed by SiTech in the performance of this Agreement shall be the sole property of SiTech.

6.9                 Best Efforts.  Sitech shall use its best efforts to carry on the developments of SiTech's business in order for SiTech to fulfill its obligations under this Agreement.

6.10              Warranties.  SiTech warrants to Mentor that the Materials shipped hereunder (i) shall conform in all material respects to the specifications set for in Exhibit A, as then in effect, and to all applicable regulatory requirements, including without limitation, applicable GMP regulations, as then in effect, (ii) shall have a shelf life of at least six (6) months from the date of receipt of such Materials by Mentor, and (iii) shall be free from any defects or change in physical characteristics for a period of six (6) months from the date of receipt of such Materials by Mentor.  SiTech  HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.  THE FORGOING LIMITATIONS OF WARRANTIES SHALL NOT IN ANY WAY LIMIT MENTOR'S RIGHTS UNDER SECTION 7 HEREOF.

7.                      INDEMNIFICATION.

7.1                 Indemnification by Mentor.  Mentor shall indemnify, defend and hold SiTech and its officers, directors, employees, and agents (collectively, the "SiTechIndemnitees") harmless from and against any and all loss, harm and liability including, without limitation, all costs, damages, settlements, claims, suits and expenses (including reasonable attorneys' fees) made against or sustained by any SiTechIndemnitee (collectively, "SiTech Losses") arising out of or resulting from the death of, or bodily injury to, any person which is attributed to the use of a Material by Mentor or the incorporation of a Material into any mentor product, except to the extent that such SiTech Losses are caused by the intentional misconduct of SiTech or its employees, agents, contractors or representatives.

7.2                 Indemnification by SiTech.  SiTech shall indemnify, defend and hold Mentor and its Affiliates and their officers, directors, employees and agents (collectively, the "Mentor Indemnitees") harmless from and against all loss, harm and liability including, without limitation, all costs, damages, settlements, claims, suits, and expenses (including reasonable attorneys' fees) made against or sustained by any Mentor Indemnitee arising from (i) the death of, or bodily injury to, any person on account of the Materials as a result of negligence or willful misconduct of SiTech or any affiliate, officer, director, employee or agent of SiTech (ii) any reasonable SiTech-approved out-of-pocket costs to Mentor and its Affiliates due to the recall of any Processed Material or (iii) an infringement of any third party patent right, copyright right, trademark right or other intellectual property right or misappropriation of any trade secret (collectively "Mentor Losses") to the extent such Mentor Losses are finally determined by a court of competent jurisdiction or by specific reference in a settlement of litigation consented to by SiTech pursuant to Section 7.4 to have been caused by (a) willful or intentional failure to deliver such Material in accordance with SiTech's warranties set for in Section 6.10, (b) the negligence or willful misconduct of SiTech or any employee, consultant, agent or subcontractor of SiTech or its Affiliates, or (c) an breach of a material obligation of SiTech under this Agreement (collectively, a "SiTech Claim"), except that SiTech shall have no liability under this Section 7.2 for any Mentor Losses arising from a Mentor Claim.

7.3                 Limitations to Indemnity.  The indemnities of Sections 7.1 and 7.2 shall not apply (i) if the indemnified party fails to give the indemnifying party prompt notice of any claim it receives and such failure materially prejudices the indemnifying party, or (ii) unless the indemnifying party is given the opportunity to approve any settlement.  Furthermore, the indemnifying party shall not be liable for attorneys' fees or expenses of litigation of the indemnified party unless the indemnified party gives the indemnifying party the opportunity to assume control of the defense or settlement.  In no event shall the indemnifying party assume control of the defense of the indemnified party without the consent of the indemnified party (which consent shall be given at its sole discretion).

7.4                 Settlement.  In no event shall the indemnifying party be entitled to settle any of the above-mentioned claims without the written consent of the indemnified party, which consent shall not be reasonably withheld.

7.5                 Insurance.  SiTech, at its sole cost and expense, shall carry and at all times during the Initial Term and any subsequent period, maintain in full force and effect the following insurance coverage:

(a)                 Workers' Compensation Insurance as required by Texas law;

(b)                 Employers' Liability Insurance as required by Texas law;

(c)                 General Comprehensive Liability Insurance, with contractual liability and property damage endorsements in the minimum amount of Two Million Five Hundred Thousand Dollars ($2,500,000) each occurrence and in the aggregate.  Such coverage shall also include coverage for business interruption with coverage limits and terms reasonably acceptable to Mentor.

(d)                 Environmental impairment liability insurance for non-sudden and accidental occurrences, if required by applicable law or regulation.

Such insurance policies shall cover any and all Mentor Losses as provided herein for which indemnification is provided by Section 7.2 above.  SiTech, upon request of Mentor, will supply Mentor with appropriate certificates of insurance evidencing the forgoing insurance coverage.

8.                      MISCELLANEOUS

8.1                 Amendment and Waiver.  Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties hereto.  However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments of any provision of this Agreement shall be effective only if made by non-pre-printed agreements signed by both parties and clearly understood by both parties to be an amendment or waiver.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

8.2                 Governing Law and Legal Actions.  This Agreement shall be governed by and construed under the law of the State of California and the United States without regard to conflicts of laws provisions thereof.  Unless the parties hereto mutually agree otherwise, the sole jurisdiction and venue for actions related to the subject matter hereof shall be the California state and U.S. federal courts having within their jurisdiction the location of Mentor's principal place of business.  Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise allowed by California state or U.S. federal law.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

8.3                 Notice and Reports.  All notices, consents or approvals required by this Agreement shall be in writing sent by certified air mail, postage prepaid or y facsimile (confirmed by such certified or registered mail) to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties:

To SiTech:         Alchemy Engineering, LLC
                        d/b/ SiTech, LLC
                        Attn: Richard Compton
                        P.O. Box 1018
                        Carpinteria, CA 93104

To Mentor:        Mentor Corporation
                        5425 Hollister Avenue
                        Santa Barbara, CA 93111
                        Facsimile No,: (805) 681-6006
                        Attention: Anthony R. Gette

With a copy to: Chief Legal Counsel
                        Mentor Corporation
                        5425 Hollister Avenue
                        Santa Barbara, CA 93111
                        Facsimile No,: (805) 681-6006
                        Attention: Douglas H. Altschuler, Esq.

Notices shall be deemed effective on the date of mailing.

8.4                 Entire Agreement.   This Agreement (and all Exhibits hereto), the Option Agreement and the License Agreement (and all Exhibits and Schedules thereto) constitute the entire understanding and agreement with respect to the subject matter hereof and supersede all proposals, oral and written, all negotiations, conversations, or discussion between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

8.5                 Severability.  If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

8.6                 Relationship of Parties.  The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection herewith.  Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind to any contract, agreement or undertaking with any third party.  Neither party may use or assign to an Affiliate or any other third party the name, brand, logo, or trademark or any derivative thereof, of the other party without the prior written consent of said other party.

8.7                 Delegation of Duties.  Neither party may delegate to a third party their respective obligations hereunder without the written consent of the other party.

8.8                 Assignment.  This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto, except for rights to payment and except to a person or entity who acquires all or substantially all of a party's stock, assets or business to which this Agreement pertains, whether by sale, merger, acquisition or otherwise.  This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

8.9                 Publicity and Press Releases.  Except to the extent necessary under applicable laws or for ordinary marketing purposes, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without approval by both parties.

8.10              Force Majeure.  No liability or loss of rights hereunder shall result to either party from delay or failure in performance caused by an event of force majeure (that is, circumstances beyond the reasonable control of the party affected thereby, including without limitations, acts of God, fire, flood, war or government action).  Obligations hereunder, however, shall in no event be excused for a period of longer than six (6) months.  In the event of  forcemajeure, the party whose performance is affected shall give prompt written notice to the other party stating the period of time the same is expected to continue and will use its best efforts to mitigate the effect of the event giving rise to the failure or delay in performance.  upon the occurrence of a force majeure which affects SiTech's performance hereunder for long than six (6) months, Mentor shall have the right, but not he obligation, to terminate this Agreement, or to elect to have the affected Materials supplied by a third party supplier until SiTech is able to resume performance.

8.11              Remedies.  Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

8.12              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

                                                                                    Alchemy Engineering, LLC,
                                                                                    a California limited liability company
                                                                                    d/b/aSiTech, LLC

                                                                                    By: /s/RICHARD A. COMPTON
                                                                                    Richard A. Compton

                                                                                    Mentor Corporation
                                                                                    a Minnesota corporation
                                                                                    By: /s/GARY E. MISTLIN
                                                                                    Gary E. Mistlin
                                                                                    VP Finance